Exhibit 99.1

Artie Starrs Appointed New Chief Executive Officer at Topgolf Entertainment Group

DALLAS, Texas, March 16, 2021 – Global sports and entertainment leader Topgolf Entertainment Group, announced today that Artie Starrs will join as the new Chief Executive Officer at Topgolf, effective April 5, 2021. In this role, he will be responsible for the continued growth and expansion of Topgolf as one of the premiere golf entertainment companies in the world, fueled by new parent company Callaway Golf and its full portfolio of powerhouse brands, which includes Odyssey, OGIO, TravisMathew and Jack Wolfskin.

Artie comes to Topgolf from Yum! Brands where he most recently served as Global CEO for Pizza Hut, overseeing its 18,000 locations across 110 countries. Prior to this role, he was President of Pizza Hut U.S. and before joining Yum! Brands, he served as Chief Financial Officer for Rave Cinemas.

“We are thrilled to have Artie join Topgolf as he leads the company, together with the team, on its continued journey of accelerated growth,” said Callaway President and CEO Chip Brewer. “I am confident Artie’s leadership, track record of driving a global brand with a focus on operations and franchising, and digital transformation experience will add great value to the innovative team at Topgolf.”

Artie is also deeply connected to the Dallas community, where Topgolf is primarily based. He sits on the boards of The Greater Dallas Youth Orchestra, The First Tee of Dallas, The Tartan Board at Texas Scottish Rite Hospital and Big Thought (The Creator’s Council).

“I am deeply honored and excited to be joining Topgolf as CEO. This opportunity marries my passion for the hospitality business with my lifelong love for the sport of golf,” said Artie Starrs. “I could not think of a better time to join this brand, with so much momentum as we head into the future. I’m looking forward to joining the more than 18,000 Topgolf team members to build on their incredible business success and powerful culture.”

In October 2020, Callaway announced its intention to combine with Topgolf, which was finalized earlier this month. Starrs is set to succeed current CEO Dolf Berle, who previously announced his plans to pursue leadership opportunities outside of Topgolf after successfully leading the team through the completion of the combination with Callaway.

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About Topgolf Entertainment Group

Topgolf Entertainment Group is a technology-enabled global sports and entertainment leader built on a foundation of community, inclusivity and fun. What started as a simple idea to enhance the game of golf has grown into a movement where people from all walks of life connect at the intersection of technology and sports entertainment. Topgolf Entertainment Group’s platforms include Topgolf venues, Topgolf Media, Topgolf International, Toptracer and Topgolf Swing Suite. To learn more about Topgolf, visit www.topgolfentertainmentgroup.com or follow Topgolf on Instagram, Facebook, Twitter and LinkedIn.

About Callaway Golf Company

Callaway Golf Company (NYSE: ELY) is a premium golf equipment and active lifestyle company with a portfolio of global brands, including Callaway Golf, Odyssey, OGIO, TravisMathew, Jack Wolfskin and Topgolf Entertainment Group. Through an unwavering commitment to innovation, Callaway manufactures and sells premium golf clubs, golf balls, golf and lifestyle bags, golf and lifestyle apparel and other accessories. For more information please visit www.callawaygolf.com, www.odysseygolf.com, www.ogio.com, www.travismathew.com, and www.jack-wolfskin.com.

Media Contact:

Kara Barry

Topgolf Head of Communications

E-mail: press@topgolf.com